Exhibit 2

As required by Item 7 to Schedule 13G, E.S. Barr Holdings, LLC is the parent holding company of E.S. Barr & Company, classified under Item 3 as an investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E).